Maiden Holdings, Ltd. Reports Third Quarter Operating Earnings of $15 Million and a Net Loss of $27.5 Million

HAMILTON, Bermuda, Nov 11, 2008 (GlobeNewswire via COMTEX News Network) -- Maiden Holdings, Ltd. (NASDAQ: MHLD), today reported quarterly operating earnings of $15.02 million for the third quarter ended September 30, 2008. Operating earnings is a non-GAAP financial measure defined by the Company as net income, excluding realized investment gains and losses. Operating earnings per basic share for the third quarter was $0.25. Net written premium for the quarter was $113.2 million. During the third quarter of 2008, the Company incurred a realized loss of $42.5 million on its investment portfolio. The realized loss related primarily to fixed income investments in Lehman Brothers and Washington Mutual. As a result of the realized investment loss, the Company had a net loss of $27.5 million or $0.46 for the third quarter 2008.

Third Quarter and Nine Months 2008 Highlights:

*	Net written premium for third quarter 2008 was $113.2 million
*	Net written premium for nine months ended September 30, 2008 was $386.9 million
*	Operating earnings of $15.02 million for the quarter ended September 30, 2008
*	Operating earnings for nine months ended September 30, 2008 was $41.2 million
*	Annualized return on equity on operating earnings for the third quarter was 11.7%
*	The combined ratio for the third quarter was 94.7%
*	The combined ratio for nine months ended September 30, 2008 was 93.4%
*	Book value per share was $8.03 as of September 30, 2008

Third Quarter and Nine Months 2008 Results:

Revenue:

Net written premium for the third quarter was $113.2 million and net earned premium was $113.6 million. Net investment income was $9 million, operating earnings for the third quarter was $15.02 million. For the nine months ended September 30, 2008, net written premium was $386.9 million and net earned premium was $256.2 million. Net investment income for the nine months was $24.3 million and operating earnings was $41.2 million. The Company recorded a net loss of $27.5 million for the third quarter and for the nine months ended September 30, 2008 had a net loss of $1.2 million inclusive of the fixed income investment losses.

Expenses:

The Company's loss ratio for the third quarter 2008 was 58.9%. The Company's expense ratio for the third quarter 2008 was 35.8%. The Company's loss ratio for nine months ended September 30, 2008 was 57.9% and the expense ratio was 35.5%.

Other Matters:

Shareholders' equity as of September 30, 2008 was $478.5 million compared to $537.3 million as of December 31, 2007. During the third quarter the Company announced a dividend of $0.05. Book value per share as of September 30, 2008 was $8.03.

During the fourth quarter 2008, a hedge fund in which the Company had an investment commenced liquidation. The Company received a distribution of 962,336 shares of its Common Stock in lieu of a distribution of other assets, representing a distribution of 90% of its holdings in the fund. The shares were valued at $3.95 per share for purposes of this liquidation distribution. The Company will receive the remaining 10% of its holdings in the fund upon the completion of the fund's liquidation. Book value per share with the inclusion of this transaction would be $8.17.

Conference Call:

On Wednesday, November 12, at 3:00 p.m. Atlantic Time (2:00 p.m. ET), the Company will hold a conference call regarding its third quarter earnings and recent acquisition of GMAC RE that can be accessed as follows:

Toll Dial-in (International Callers): 719.325.4793
Toll-free Dial-in: 877.719.9810
Webcast: http://ir.maiden.bm

In order to participate in the conference call, you must register at http://ir.maiden.bm. At the time of the call slides will be available for reference at http://ir.maiden.bm.

A replay of the conference call will be available starting at 6:00 p.m. Atlantic Time on Wednesday, November 12th, 2008 through Wednesday, November 19th, 2008 by dialing toll 719.457.0820 or toll-free 888.203.1112. The passcode for the replay is 5576448. Replay of the webcast will also be available at http://ir.maiden.bm.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda holding company formed in 2007 to offer customized reinsurance products and services, through Maiden Insurance Company, Ltd., its wholly owned Bermuda reinsurance subsidiary, to small and mid-size insurance companies in the United States and Europe.

The Maiden Holdings, Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5006

Forward Looking Statement

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

Maiden Holdings, Ltd.
Income Statement
(in thousands (000's), except per share data)
(Unaudited)

	For the	For the	For the	Period from
	Three Months	Three Months	Nine Months	May 31 2007
	Ended	Ended	Ended	(inception)
	Sept 30,	Sept 30,	Sept 30,	to Sept 30,
	2008	2007	2008	2007
Revenues:
Premium income:
Net premiums written	$113,187	$190,801	$386,870	$190,801
Change in unearned premiums	408	(127,835)	(130,631)	(127,835)
Net earned premium	113,595	62,966	256,239	62,966
Net investment income	8,974	7,503	24,346	7,562
Net realized investment gains (losses)	(42,538)	87	(42,375)	87
Total revenues	80,031	70,556	238,210	70,615
Expenses:
Loss and loss adjustment expenses	66,915	37,667	148,362	37,667
Commission and other acquisition expenses	38,299	20,307	85,057	20,307
Salaries and benefits	673	211	1,820	211
Foreign exchange loss	359	1	364	1
Other operating expenses	1,301	1,030	3,816	1,166
Total expenses	107,547	59,216	239,419	59,352

Net income	$(27,516)	$11,340	$(1,209)	$11,263

Operating earnings (1)	$15,022	$11,253	$41,166	$11,176

Basic and diluted earnings per common share	$(0.46)	$0.20	$(0.02)	$0.25

Basic and diluted operating earnings per common share	$0.25	$0.19	$0.69	$0.25

Dividends declared per common share	$0.05	$0.025	$0.15	$0.025

Weighted average number of basic
and diluted shares outstanding	59,550,000	57,716,859	59,550,000	44,184,968

Combined ratio	94.7%	94.0%	93.4%	94.3%
Annualized return on equity
on operating earnings	11.7%	15.4%	10.8%	136.0%

Maiden Holdings, Ltd.
Balance Sheet
(in thousands (000's), except per share data)

	(Unaudited)
	30-Sep-08	31-Dec-07
Assets
Fixed maturities, available-for-sale, at
fair value (amortized cost $749,797; $488,765)	$687,186	$474,789
Other investments, at fair value
(cost $10,315; $15,176)	10,071	15,656
Total investments	697,257	490,445
Cash and cash equivalents	82,443	35,729
Accrued investment income	5,423	3,204
Reinsurance balances receivable, net	98,779	27,990
Loan to related party	167,975	113,542
Prepaid expenses and other assets	420	454
Deferred commission and other acquisition costs	88,615	44,215
Furniture and equipment, net	63	29
Total Assets	$1,140,975	$715,608

Liabilities and Shareholders' Equity
Liabilities
Loss and loss adjustment expense reserves	$123,621	$38,508
Unearned premiums	267,799	137,166
Accrued expenses and other liabilities	4,670	2,589
Due to broker	5,656	--
Securities sold under agreements to
repurchase, at contract value	260,775	--
Total Liabilities	662,521	178,263

Shareholders' Equity:
Common shares	596	596
Additional paid-in capital	530,258	529,647
Accumulated other comprehensive loss	(62,856)	(13,496)
Retained earnings	10,456	20,598
Total Shareholders' Equity	478,454	537,345

Total Liabilities and Shareholders' Equity	$1,140,975	$715,608

Book value per share	$8.03	$9.02

Common shares outstanding	59,550,000	59,550,000

Maiden Holdings, Ltd.
Income Statement
(in thousands (000's), except per share data)
(Unaudited)

	For the	For the	For the	Period from
	Three Months	Three Months	Nine Months	May 31 2007
	Ended	Ended	Ended	(inception)
	Sept 30,	Sept 30,	Sept 30,	to Sept 30,
	2008	2007	2008	2007

Reconciliation of net
income to operating earnings:

Net income	$(27,516)	$11,340	$(1,209)	$11,263
Less: Net realized gains (losses) net of taxes	(42,538)	87	(42,375)	87

Operating earnings (1)	$15,022	$11,253	$41,166	$11,176

Operating earnings per common share:

Basic and diluted earnings per share	$0.25	$0.19	$0.69	$0.25

(1)
Net operating income is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, which provides a useful indicator of trends in the Company's underlying operations.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: Maiden Holdings, Ltd.

Maiden Holdings, Ltd.
Devora M. Goldenberg
441.292.7090
irelations@maiden.bm

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